Exhibit 99.1

Moatable Commences a Tender Offer to Repurchase approximately $15.0 Million of its ADSs

Phoenix, Sept. 3, 2025 /PRNewswire/ -- Moatable, Inc. (Pink Limited Market: MTBLY) (“Moatable” or the “Company”), a leading US-based SaaS company, today announced that it has commenced a tender offer (the “Tender Offer”) to purchase up to 5,000,000 American Depositary Shares (the “ADSs”) of the Company, each representing 45 Class A ordinary shares, par value $0.001 per share (the “Class A Ordinary Shares”), at a price of $3.00 per ADS (the “Purchase Price”), net to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Tender Offer that will be paid to Citibank, N.A., the Company’s ADS depositary, less any applicable withholding taxes, and without interest. The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2025, unless extended or earlier terminated (the “Expiration Time”).

To tender ADSs, securityholders must follow the instructions described in the “Offer to Purchase” and the “Letter of Transmittal” that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These documents contain important information about the terms and conditions of the Tender Offer.

The Tender Offer will not be conditioned upon any minimum number of shares being tendered; however, the Tender Offer will be subject to a number of other terms and conditions specified in the Offer to Purchase, including the closing of a debt financing (the “Financing”) that results in the receipt of gross proceeds (before expenses) by Moatable of no less than $9.75 million (the “Financing Condition”). The Financing is currently expected to close and fund at least five business days prior to the Expiration Time. If the Financing Condition has not been satisfied at least five business days prior to the Expiration Time, Moatable plans to amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to disclose any material change in its plans with respect to financing the Tender Offer and will provide for any extensions to the Tender Offer that may be necessary.

As of August 27, 2025, the Company’s Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because its Class A Ordinary Shares and ADSs are currently held by less than 300 persons, the Company is eligible to voluntarily suspend its reporting obligations prior to the Tender Offer and will continue to be eligible for suspension of its reporting obligations immediately after the completion of the Tender Offer. The Company is currently considering, and may decide, to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, following the completion of the Tender Offer. As a result, if the Company decides to suspend its reporting obligations with the SEC, it would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the Company would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports.

The Board has authorized the Tender Offer. However, none of the Company, the Board, executive officers of the Company, the information agent, the tender agent, the dealer manager for the Tender Offer or any of their respective affiliates are making any recommendation to securityholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which ADSs may choose to tender their shares. No person is authorized to make any such recommendation. Securityholders must decide how many ADSs they will tender, if any. In doing so, securityholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the Tender Offer. Securityholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

As of August 27, 2025, Mr. Joseph Chen, the Company’s Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B ordinary shares, par value $0.001 per share (the “Class B Ordinary Shares”), which represents all of our outstanding Class B Ordinary Shares. Mr. Chen has informed us that he does not intend to participate in this Offer.

Needham & Company, LLC is acting as dealer manager for the Tender Offer. Georgeson, LLC. is acting as information agent for the Tender Offer. Citibank, N.A., is acting as the tender agent for the Tender Offer.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell ADSs in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and the related materials that the Company is filing with the SEC, and will distribute to the registered holders, as they may be amended or supplemented. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. Securityholders should read such Offer to Purchase, the Letter of Transmittal and related materials carefully and in their entirety prior to making any decision with respect to the Tender Offer because they contain important information, including the various terms and conditions of the Tender Offer. Securityholders of the Company may obtain a free copy of the Schedule TO, the Offer to Purchase, the Letter of Transmittal and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Securityholders also will be able to obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the Tender Offer, by telephone at: (866) 585-6991 (toll-free) or in writing to: 51 West 52nd Street, 6th Floor, New York, NY 10019. Securityholders and investors who have questions or need assistance may call Georgeson LLC.

About Moatable Inc.

Moatable, Inc. (Pink Limited Market ink: MTBLY) operates two US-based SaaS businesses including Lofty and Trucker Path. Moatable's American Depositary Shares, each of which currently represents 45 Class A Ordinary Shares, trade on Pink Limited Market under the symbol "MTBLY". For more news and information on Moatable, please visit Moatable.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the expiration and settlement of the Tender Offer, the closing of and funding of the Financing Condition, and the ability of the Company to suspend its reporting with the SEC. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", look forward” "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect Moatable’s business and financial results include, but are not limited to, Moatable’s goals and strategies; Moatable’s future business development, financial condition and results of operations; Moatable’s expectations regarding demand for and market acceptance of its services; Moatable’s plans to enhance user experience, infrastructure and service offerings; the expenses and time that deregistration from the SEC may require, if Moatable decides to suspend its reporting obligations, and the impact thereof; and the impact of macroeconomic or geopolitical events. Further information regarding these and other risks is included in our most recent Annual Report on Form 10-K and other documents that may be filed with the SEC. All information provided in this press release is as of the date of this press release, and Moatable does not have any intent, and disclaims any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

For more information, please contact:

Investor Relations Department

Moatable, Inc.

Email: ir@moatable.com